Consent of Independent Auditors


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 23, 2003, relating to the financial statements and financial highlights, which appears in the October 31, 2003 Annual Report to Shareholders of AllianceBernstein Select Investor Series, Inc. Biotechnology Portfolio, formerly Alliance Select Investor Series, Inc. Biotechnology Portfolio, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Shareholder Services - Statements and Reports", "General Information - Independent Auditors" and "Financial Statements and Report of Independent Auditors" in such Registration Statement.





PricewaterhouseCoopers LLP

1177 Avenue of the Americas
New York, New York 10036
February 24, 2004